UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Bankrate, Inc.

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BANKRATE, INC.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(561) 630-2400

April 30, 2014

Dear Bankrate, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Bankrate, Inc., to be held on June 18, 2014. The Annual Meeting will begin promptly at 1:00 p.m., local time, at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials; or by completing, dating, signing and returning a proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at investor.bankrate.com.

We look forward to your participation and thank you for your support of our business.

Sincerely,

Kenneth S. Esterow

President and Chief Executive Officer

BANKRATE, INC.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(561) 630-2400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bankrate, Inc. will be held at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404, at 1:00 p.m., local time, on June 18, 2014, for the following purposes:

1.	To elect as directors the 3 nominees named in the proxy statement that follows;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and

3.	To transact any other business as may properly come before the Annual Meeting, or at any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on April 23, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to stockholders of record on or about April 30, 2014, and we provided access to our proxy materials over the Internet on or before that date. The Notice contains instructions on how to access an electronic copy of the proxy materials, including the proxy statement and the Company’s 2014 Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

By Order of the Board of Directors,

James R. Gilmartin

Vice President, General Counsel and Corporate Secretary

April 30, 2014

North Palm Beach, Florida

BANKRATE, INC.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(561) 630-2400

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 18, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Bankrate, Inc., a Delaware corporation, for use at our 2014 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404, at 1:00 p.m. local time, on June 18, 2014.

As used in this Proxy Statement, the terms “us”, “we”, “our”, refer to Bankrate, Inc., and, where appropriate, Bankrate, Inc., and its subsidiaries. The term “Common Stock” means shares of our common stock, par value, $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on April 23, 2014, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of April 23, 2014, we had 104,740,450 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 235 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

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Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m. on June 17, 2014 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the Notice. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of three directors, (2) the ratification of the appointment of our independent registered public accounting firm, and (3) such other business as may properly come before the Annual Meeting by or at the direction of the Board of Directors.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, the ratification of the appointment of our independent registered public accounting firm (Proposal 2) must be approved by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting. An abstention will have the same legal effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Grant Thornton LLP. However, the election of directors is a non-routine matter and the NYSE does not permit a broker, bank or other nominee to exercise discretionary voting power with regard to such election. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions on the election of directors, then your vote will not count either for or against the election of the director nominees.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the election of Mr. Peter Morse, Mr. Christian Stahl and Mr. Mitch Truwit to our Board of Directors and (2) a vote for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. In the event that any director nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board of Directors may select.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Internet Availability of Proxy Materials and Annual Report

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rules that permit companies to furnish proxy materials to stockholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to stockholders of record on or about April 30, 2014, and we provided access to our proxy materials over the Internet on or before that date. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of the 2014 Annual Meeting. You can find our proxy materials and Annual Report on the Internet at investor.bankrate.com and at materials.proxyvote.com/06647F.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may engage a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

The Board of Directors is divided into three classes, and the members of each class serve for staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board of Directors is currently comprised of two Class I directors (Mr. Bruce Nelson and Mr. Richard Pinola) whose terms expire at the 2015 Annual Meeting of Stockholders, three Class II directors (Mr. Seth Brody, Mr. Kenneth Esterow and Mr. Michael Kelly) whose terms expire at the 2016 Annual Meeting of Stockholders, and three Class III directors (Mr. Peter Morse, Mr. Christian Stahl and Mr. Mitch Truwit) whose terms expire at the Annual Meeting. The Board of Directors has nominated Mr. Morse, Mr. Stahl and Mr. Truwit to stand for reelection as directors at the Annual Meeting. If reelected, they will each serve as a Class III director with a term expiring at the 2017 Annual Meeting of Stockholders. There are no family relationships among any of the directors or the nominees, nor is there any agreement or understanding between any director or nominee and any other person pursuant to which the director or nominee was elected or nominated, other than the Fourth Amended and Restated Stockholders Agreement discussed in “Corporate Governance—Nomination of Directors” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” below.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Nominees to Serve as Class III Directors (Term Expiring in 2017)

Peter C. Morse, age 67, currently serves as Chairman of Bankrate’s Board of Directors and has served on Bankrate’s Board of Directors and the board of directors of Bankrate’s predecessor entity since 1993, as Chairman from 1997 until 1999 and since 2002, and as Chief Executive Officer from 1993 until 1997. In 1982, Mr. Morse founded Morse Partners, Inc., a private equity firm that acquires operating companies and provides expansion capital. He is also a general partner of Permit Capital LLC. From 1986 to 1990, Mr. Morse was Chairman of FAO Schwarz, the national chain of children’s gift stores. Mr. Morse is a member of the Board of Governors of the Boys and Girls Clubs of America and the Board of Trustees for the J.M. Foundation. Mr. Morse is a Trustee Emeritus of Children’s Hospital of Philadelphia where he served as a trustee from 1982 to 2010 and was Chairman of the Investment Committee of Children’s Hospital of Philadelphia from 1987 to 2010. Mr. Morse served as a member of the Board of Directors of Georgetown University from 2004 to 2010. Mr. Morse holds a B.S.B.A. from Georgetown University and an M.B.A. from Columbia University Graduate School of Business. Mr. Morse’s qualifications to serve on our Board of Directors include his extensive experience in investment matters, his familiarity with and knowledge of the history of Bankrate, and his leadership of Bankrate for over 20 years.

Christian Stahl, age 43, has served on Bankrate’s Board of Directors since 2009. Mr. Stahl joined Apax Partners in 1999 and is an equity partner. Prior to joining Apax Partners, Mr. Stahl worked at Bain & Company. He holds an M.B.A. with distinction from INSEAD Business School. Mr. Stahl also currently serves as a director of Apax Partners LLP, Cengage Learning, Nelson Education Holdings, Takko Fashion, Karl Lagerfeld and Tommy Hilfiger China. Mr. Stahl served as a director of Central European Media Enterprises Ltd. from 2006 to 2009 and as a director of PVH from 2010 to 2011. Mr. Stahl’s qualifications to serve on our Board of Directors include his financial and business expertise across a broad set of industries, his experience as partner of a leading private equity investment group, and his service on several other public and private company boards of directors.

Mitch Truwit, age 45, has served on Bankrate’s Board of Directors since 2009 and currently serves as a member of the Compensation Committee and the Nominating & Governance Committee. Mr. Truwit joined Apax Partners in 2006 as a partner in the New York office and has served as Co-Chief Executive Officer of Apax

Partners since January 2014. Prior to joining Apax Partners in 2006, Mr. Truwit was President and Chief Executive Officer at Orbitz Worldwide in Chicago. Prior to joining Orbitz Worldwide, Mr. Truwit was the Chief Operating Officer at Priceline.com, Inc. Mr. Truwit’s qualifications to serve on our Board of Directors include his extensive experience with several online businesses, his deep knowledge of the online industry, and his financial and investment experience as a partner of a leading private equity investment group.

Continuing Directors

Our directors continuing in office as Class I Directors, with terms expiring at the 2015 Annual Meeting of Stockholders, are as follows:

Bruce Nelson, age 62, has served on Bankrate’s Board of Directors since September 2011 and currently serves as a member of the Audit Committee. Mr. Nelson was Vice Chairman of the Omnicom Group from 2006 to 2011. Previously, he was Executive Vice President, Chief Marketing Officer, of the Interpublic Group, from 2000-2005. From 1998 -1999, he was Vice Chairman of Young & Rubicam Inc., the holding company of Y&R Advertising, Wunderman, Burston-Marsteller, and Landor Associates. Prior to that, Mr. Nelson pursued a multi-disciplinary career at McCann-Erickson Worldwide for 19 years, holding Executive Vice President titles as Director of Worldwide Accounts, and as a Chief Strategy Officer, Director of Strategy for Worldwide Accounts. He was the youngest Executive Creative Director in the agency’s history. He is the author of three proprietary frameworks in which to view Brands: Immediacy Marketing: Selling in Real Time; The Brand Footprint: Branding Over Borders Over Time; and Shaping The Debate: Managing Leadership and Challenger Brands. For many years, Mr. Nelson was a lecturer on Branding at the Columbia Business School and the Yale School of Management. He has served on the Board of God’s Love We Deliver in New York City and has served on the Boards of Official Payments Corp., and Prince Sports, Inc. Mr. Nelson currently serves as Senior Advisor to Insight Venture Partners and other corporations and organizations. Mr. Nelson’s qualifications to serve on our Board of Directors include his vast knowledge as a marketing and strategy expert, as well as, his unique perspective and experience in helping financial service companies develop enduring brands.

Richard J. Pinola, age 68, has served on Bankrate’s Board of Directors since June 2011 and currently serves as chairman of the Audit Committee, after previously serving on the board of directors of Bankrate’s predecessor entity. Since July 2009 he has been a Principal in GPS Investment Group, LLC, Investment Counselors. He served as Chief Executive Officer and Chairman of Right Management Consultants from 1994 through January 2004. He served as a director of that company from 1990 and as CEO from July 1992 until Right Management Consultants was purchased by Manpower. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a financial services firm. He also was a CPA with PriceWaterhouse and Co. He serves on the boards of Corporate Property Associates 17 and Corporate Property Associates 18, both managed by W. P. Carey, Inc. He is also on the boards of the Visiting Nurses Association and King’s College. Apart from Bankrate, Mr. Pinola previously served on the board of KTRON International, Kenexa, Inc. and Nobel Learning Communities. In addition, Mr. Pinola has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a Founder and board member of the Mutual Association for Professional Services. Mr. Pinola holds a B.S. in Accounting from King’s College and became a Certified Public Accountant in 1969. Mr. Pinola’s qualifications to serve on our Board of Directors include his previous position as a board member of Bankrate as well as his more than 30 years of business experience in finance, sales, marketing, human resources, executive compensation, investor relations, and internal operations.

Our directors continuing in office as Class II Directors, with terms expiring at the 2016 Annual Meeting of Stockholders, are as follows:

Seth Brody, age 38, has served on Bankrate’s Board of Directors since 2010. Mr. Brody is a partner and Global Head of the Operational Excellence Group at Apax Partners. He has been with Apax since 2008 based in the New York office. His prior industry operating experience includes roles as Executive Vice President and General

Manager at Razorgator Interactive Group, as Group Vice President and General Manager at Orbitz Worldwide, Director of Marketing at priceline.com, and Product Manager at Netmarket Group, Inc. Mr. Brody has served in numerous interim management positions across the Apax portfolio, including roles as the Chief Information Officer at Netrada Management GmbH and Chief Marketing Officer at Trader Canada Corporation. Mr. Brody serves as a director and advisor to numerous growth companies in the digital space. He received his B.A. from Yale University and his M.B.A. from Harvard Business School. Mr. Brody’s qualifications to serve on our board of directors include his extensive experience with a wide variety of digital businesses and his deep knowledge of online industry.

Kenneth S. Esterow, age 49, has served on Bankrate’s Board of Directors since January 2014, and was appointed President and Chief Executive Officer in January 2014. Mr. Esterow served as our Senior Vice President – Chief Operating Officer from September 2013 to December 2013. From 2011 to 2013, Mr. Esterow served as a consultant. From 2007 until 2011, Mr. Esterow was the President and CEO of GTA by Travelport, a global online B2B travel distributor. Mr. Esterow spent six years (2000 – 2006) at Cendant Corporation, where he held the positions of Senior Vice President, eCommerce Development, Chief Business Development Officer, Executive Vice President, Supplier Services and President and CEO, Travel Industry Services, Americas. Earlier in his career, Mr. Esterow held a number of executive positions at The Netmarket Group and Deloitte Management Consulting. Mr. Esterow is a director of Orbitz Worldwide. Mr. Esterow holds an M.B.A. from The Wharton School and a B.A. in Biology from the University of Pennsylvania. Mr. Esterow’s qualifications to serve on our Board of Directors include his extensive experience in Internet industries, providing our Board with the benefit of that experience and his insight into the strategic issues facing our business, and his role as our President and Chief Executive Officer.

Michael J. Kelly, age 56, has served on Bankrate’s Board of Directors since June 2012 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating & Governance Committee. Mr. Kelly previously served as president and CEO of The Weather Channel Companies from July 2009 to February 2012. He has over three decades of experience in the media industry. From 2004-2007, Mr. Kelly served as president of AOL Media Networks, responsible for all of AOL’s advertising properties globally. From 2002-2004, Mike was the President of the Global Marketing group at Time Warner. From 2000-2002, he founded and served as CEO at American Town Network, a local digital media company. In 1983, Mr. Kelly began a 17-year career at Time, Inc. holding management positions at Fortune Magazine and serving as publisher of Entertainment Weekly. He also served as a senior advisor at Veronis Suhler Stevenson and was a Director and member of the Audit Committee at MediaMind. He currently holds board positions at American Town Network, Colspace Corporation and Quantcast Corporation. He is also on the board of the American Advertising Federation, the Board of Councilors of the Carter Center in Atlanta and is a founding member of The Kelly Gang. Mr. Kelly’s qualifications to serve on our Board of Directors include his broad experience and successes in both traditional and new media organizations.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to serve as Bankrate’s independent registered public accounting firm for the fiscal year ending December 31, 2014. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Grant Thornton LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Grant Thornton LLP as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting will approve the proposal to ratify Grant Thornton as our independent auditors for the fiscal year ending December 31, 2014.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

CORPORATE GOVERNANCE

Board of Directors Meetings and Independence

During 2013, the Board of Directors held seven meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served. Our directors meet in executive sessions without management present. The Chairman of our Board leads these executive sessions.

Our Board of Directors has determined that Mr. Kelly, Mr. Nelson and Mr. Pinola are independent directors under the rules of the New York Stock Exchange.

Committees of the Board of Directors

Our Board of Directors currently has three standing committees—Audit, Compensation and Nominating & Governance. Our Audit Committee is composed of three directors who are all independent. Our Compensation Committee and our Nominating & Governance Committee are each composed of two directors, of which one director is independent. On March 10, 2014, Ben Holding S.à r.l. ceased to hold a majority of Bankrate’s common stock, and therefore we are no longer a “controlled company” for purposes of the New York Stock Exchange rules. As a “controlled company,” we were not subject to the New York Stock Exchange rules requiring a listed company to have a compensation committee of members that are each independent or a nominating and governance committee of members that are each independent. Pursuant to the phase-in provisions of the New York Stock Exchange rules, we intend to cause our Compensation Committee and Nominating & Governance Committee to each have a majority of independent members by June 8, 2014, and to be composed entirely of independent members by March 10, 2015.

The members of the Audit Committee are Mr. Pinola (Chairman), Mr. Kelly and Mr. Nelson. Our Board of Directors has determined that Mr. Pinola is an “audit committee financial expert” as defined by the SEC, and that Messrs. Kelly, Nelson and Pinola meet the additional criteria for independence of audit committee members set forth in Rule of 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by us to governmental bodies or the public; our systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and our accounting and financial reporting process. The Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee met five times during 2013.

The members of the Compensation Committee are Mr. Kelly (Chairman) and Mr. Truwit. The Compensation Committee’s primary function is to discharge the Board of Director’s responsibilities relating to compensation of Bankrate’s executive officers. While some of the parameters of each named executive officer’s compensation are set forth in the applicable employment agreements, the Compensation Committee will set performance goals for incentive compensation and review all other compensation and benefits for the named executive officers on an annual basis. The Compensation Committee will work with the Chief Executive Officer to ensure the compensation objectives are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation (other than with respect to his own compensation). The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee met three times in 2013. The Compensation Committee has the authority to appoint and dismiss its advisors and compensation consultants and approve their compensation. These advisors report directly to the Compensation Committee. The Compensation Committee has retained Compensation Advisory Partners, LLC as its outside compensation consultant. A description of the processes and procedures we consider to determine our executives’ compensation is included in the section entitled “Executive Compensation—Compensation Discussion and Analysis” below.

The members of the Nominating & Governance Committee are Mr. Truwit (Chairman) and Mr. Kelly. The Nominating & Governance Committee’s primary function is (1) to assist the Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by the Board of Directors, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; (2) to develop and recommend to the Board of Directors the Corporate Governance Guidelines applicable to the Company; (3) to lead the Board of Directors in its annual review of the Board of Directors’ and management’s performance; and (4) to recommend to the Board of Directors director nominees for each committee. The Nominating & Governance Committee was formed in March 2014 and therefore did not meet in 2013.

The Audit Committee, Compensation Committee and Nominating & Governance Committee each operate under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee in 2013 was, at any time during 2013 or at any other time an officer or employee of Bankrate, and, except as described in the section entitled “Certain Relationships and Related Person Transactions,” none had or has any relationships with Bankrate that are required to be disclosed under Item 404 of Regulation S-K. None of Bankrate’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2013.

Board Leadership Structure and Risk Oversight

Our governance processes, including the Board’s and Compensation Committee’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and evaluation of the Chief Executive Officer’s performance and compensation, provide rigorous Board oversight of the Chief Executive Officer as he fulfills his various responsibilities.

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and challenges and opportunities specific to Bankrate.

Currently, the positions of Chairman and Chief Executive Officer are separated. The Chairman of our Board of Directors is Peter C. Morse, who has served in that capacity since 2002, and has been with Bankrate for over 20 years. We believe that Mr. Morse’s leadership skills, coupled with his intimate knowledge of the Company, make him well qualified to serve as our Chairman at this time.

Management of risk is the direct responsibility of the Chief Executive Officer and other executive officers. Our Board of Directors has responsibility for the oversight of risk management on an enterprise-wide basis, making the assessment that management has appropriately identified the risks faced by the Company, determined how those risks will evolve over time, and developed the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board frequently reviews information regarding operations, cash and financial management, productivity, growth initiatives, and the risks associated with each.

The Chairman, by leading Board meetings, facilitates reporting by the Audit Committee to the Board of its activities in risk oversight assistance to the Board. The Chief Executive Officer’s collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We do not believe that there are any material compensation arrangements that provide meaningful incentives for employees, including the named executive officers and additional executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Nomination of Directors

The Fourth Amended and Restated Stockholders Agreement, by and among Bankrate, Ben Holding S.à r.l., certain Bankrate directors and executives and certain other holders of Bankrate common stock, which we refer to as the Stockholders Agreement, provides Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase) with special rights to designate directors for nomination to our Board of Directors. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for further information. Pursuant to the Stockholders Agreement, as Ben Holding S.à r.l. currently holds more than 30% of Bankrate’s common stock, Ben Holding S.à r.l. is entitled to nominate 30% of our Board. Ben Holding S.à r.l. is in turn beneficially owned by Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.

With respect to directors not nominated by Ben Holding S.à r.l., the full Board of Directors historically handled the director nomination process. In March 2014, the Board established a Nominating & Governance Committee to assist the Board by identifying and recommending individuals qualified to become members of our Board of Directors. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service, if the Nominating & Governance Committee decides not to recommend re-nomination of a member for re-election or if the Board elects to increase the size of the Board by adding a new member or if there is a vacancy created on the Board, the Nominating & Governance Committee then identifies the desired skills and experience of a new nominee in light of the criteria below. The Nominating & Governance Committee may identify potential candidates through a combination of referral sources, including current Board members, consultants and search firms, as appropriate.

In evaluating a director nominee, the Nominating & Governance Committee considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•

the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under New York Stock Exchange listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business or professional experience. In doing so, the Nominating & Governance Committee and the Board of Directors will also consider candidates with appropriate non-business backgrounds. While we do not have a formal diversity policy for Board membership, the Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decision-making process.

These factors are considered by the Nominating & Governance Committee in connection with the general qualifications of each potential nominee.

Other than the foregoing, there are no stated minimum criteria for director nominees, except that our Bylaws further provide that no person of age 72 or older is eligible for nomination to the Board of Directors. The Nominating & Governance Committee and the Board of Directors may also consider such other factors as it may deem in our best interests and the best interest of our stockholders.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the secretary of Bankrate of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors are elected by a plurality of votes at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting.

Communications with the Board of Directors

It is important to us that our Board hears the views of interested parties. If you want to communicate directly with our independent directors, please mail your communication to the Corporate Secretary at the following address: Independent Directors, c/o Corporate Secretary, Bankrate, Inc., 11760 US Highway One, Suite 200, North Palm Beach, FL 33408.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines are published on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

Director Attendance at Annual Meeting of Stockholders

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. One director attended last year’s Annual Meeting.

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the date of this proxy statement are listed in the table below. Executive officers are elected annually by the Board of Directors at its meeting following the Annual Meeting of Stockholders to serve for a one-year term and until their successors are elected and qualified. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected other than Bankrate’s executive agreements with each of the officers listed below. Mr. Esterow serves as a director and an executive officer. For information pertaining to Mr. Esterow’s business experience, see “Election of Directors.”

Name	Age	Position
Kenneth S. Esterow	49	President, Chief Executive Officer and Director
Edward J. DiMaria	48	Senior Vice President-Chief Financial Officer
Jeffrey J. Grant	40	CEO, Bankrate Insurance
Daniel P. Hoogterp	54	Senior Vice President-Chief Technology Officer
Michael Ricciardelli	41	Senior Vice President-Chief Strategic Development Officer
Donaldson M. Ross	50	CEO, Bankrate.com
Christoper J. Speltz	51	CEO, Bankrate Credit Cards

Edward J. DiMaria. Mr. DiMaria has served as our Senior Vice President—Chief Financial Officer since April 2006. From February 2006 until April 2006, he served as our consultant, assisting us with our finance and accounting functions. Prior to that, Mr. DiMaria was an independent consultant for various clients on numerous matters, including private equity transactions, mergers and acquisitions, and other corporate finance projects. From August 2000 to August 2002, Mr. DiMaria was the Chief Financial Officer of Official Payments Corporation. From August 1994 to August 2000, Mr. DiMaria was employed by Best Friends Pet Care, Inc., where his final position was Executive Vice President and Chief Financial Officer. Mr. DiMaria has also held finance and accounting positions with Business Express, Inc., Advanced Network & Services, Inc., and was a member of the commercial audit division of KPMG LLP. Mr. DiMaria received his license as a Certified Public Accountant in the State of New York in 1993 and received his Bachelor of Business Administration degree with a major in Public Accounting from Pace University in New York.

Jeffrey J. Grant. Mr. Grant has served as Chief Executive Officer of Bankrate Insurance since April 2012 and served as President and Chief Operating Officer of Bankrate Insurance from June 2011 until April 2012. From 2006 to 2011, Mr. Grant served in various executive roles, including Chief Marketing Officer and Senior Vice President, Marketing & Web, at LeapFrog Enterprises—a designer, developer, and marketer of innovative, technology-based learning products. From 2001 to 2006, Jeff served in various senior leadership capacities at Orbitz Worldwide, including Vice President of Product and as Vice President and General Manager of all key travel verticals through his tenure. From 1995 to 2000, Jeff served in a variety of roles at American Airlines in Revenue Management. Mr. Grant holds an M.B.A. from the Kellogg School of Management at Northwestern University as well as a Bachelor of Business Administration degree from the University of Michigan.

Daniel P. Hoogterp. Mr. Hoogterp has served as our Senior Vice President—Chief Technology Officer since May 2005. From November 2002 until May 2005, he served as Chief Executive Officer of TQuist, LLC, a technology consulting company. From February 2001 to September 2002, Mr. Hoogterp served as Executive Vice President and Chief Technology Officer of Enamics, Inc., a company specializing in business technology management. From July 1999 to February 2001, he served as Senior Vice President and Chief Technology Officer of Sagemaker, Inc., a provider of enterprise information portals. From March 1991 to July 1999, he served as Chief Executive Officer of Retrieval Technologies, Inc. Mr. Hoogterp received a Post-Graduate Certificate in Business from Heriott-Watt University’s Edinburgh Business School in Scotland in 2004.

Michael Ricciardelli. Mr. Ricciardelli has served as Senior Vice President—Chief Strategic Development Officer since January 2014. Prior to that, he served as our Senior Vice President—Business Development & Consumer Marketing from May 2007 until January 2014, having joined Bankrate in September 2006. Prior to joining Bankrate, he was Vice President—Marketing & Media Sales at Apartments.com/Classified Ventures, an online apartment listings company, where he managed all marketing functions and online advertising sales efforts. From 1999 to 2003, he was Co-Founder & Vice President of Strategic Development for Insurance.com, a venture funded by Fidelity Capital and sold in 2003 to Comparison Market. Earlier in his career, Mr. Ricciardelli also held positions in strategy consulting and business development at Fidelity Investments, and financial analysis at Salomon Brothers.

Donaldson M. Ross. Mr. Ross has served as Chief Executive Officer of Bankrate.com since January 2014. Prior to that, he served as our Senior Vice President—Chief Revenue Officer from September 2006 until January 2014. From June 2001 until September 2006, Mr. Ross was Senior Vice President-Sales & Marketing for Harris Connect, a leader in affinity marketing for the directory, Internet and data services business in the education and association market place. From 2000 to 2001, he held an executive management position at zUniversity.com. From 1989 to 1998, Mr. Ross held various positions in media sales and sales management at U.S. News & World Report, where he rose to the position of Vice President of Advertising Sales. Mr. Ross received his B.A. from Denison University and his Masters in Advertising and Marketing from Michigan State University.

Christoper J. Speltz. Mr. Speltz has served as Chief Executive Officer of Bankrate Credit Cards since Bankrate’s acquisition of CreditCards.com in August 2010. Mr. Speltz joined CreditCards.com in 2007 as Chief Financial Officer and previously led all internal and external financial, tax and accounting activities of CreditCards.com, as well as Human Resources. Prior to joining CreditCards.com, Mr. Speltz was Senior Vice President, Finance at Activant Solutions, a software provider focused on small and medium sized retail and wholesale businesses. He has also held senior finance and managerial positions with Societe Generale and Comerica Bank. Mr. Speltz earned a B.S. in Business from Indiana University and an M.B.A. from the University of Texas at Arlington.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Bankrate is the Web’s leading aggregator of financial rate information. We operate in a highly competitive environment and in order to compete, we must attract, motivate, and retain executives to lead our business. Our named executive officers for the 2013 fiscal year (who appear in the “Summary Compensation Table” below) were:

•	Thomas R. Evans, our President and Chief Executive Officer;

•	Edward J. DiMaria, Senior Vice President and our Chief Financial Officer;

•	Kenneth S. Esterow, our Chief Operating Officer during 2013;

•	Donaldson M. Ross, Senior Vice President and our Chief Revenue Officer; and

•	Michael J. Ricciardelli, Senior Vice President, Business Development & Consumer Marketing.

Mr. Evans retired as President and Chief Executive Officer of Bankrate on December 31, 2013, and effective January 1, 2014, Mr. Esterow assumed the role of President and Chief Executive Officer of Bankrate.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. We are also acutely aware of the competitive nature of our industry and design our compensation programs to attract, motivate and retain executive talent, including our named executive officers. Management and the Compensation Committee worked together to establish, review and evaluate our compensation plans, policies and programs for 2013. In 2013, the Compensation Committee approved the total compensation package awarded to each of our named executive officers, including the Chief Executive Officer. The Compensation Committee worked directly with the Chief Executive Officer to ensure that the compensation objectives are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation.

Our overall objective is to establish a compensation policy that will:

•	align the interests of named executive officers with those of our long-term stockholders;

•	attract, retain and provide incentives to highly qualified named executive officers who drive our performance and help us achieve our business objectives; and

•	motivate our named executive officers to consistently deliver outstanding performance and reward them accordingly.

In addition, our compensation program is intended to reward individual performance in a way that emphasizes strategic thinking necessary to create long-term value while balancing rewards for delivering increases in operating results over time.

We compensate named executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both our near-term and long-term financial performance. Compensation levels are determined based on a variety of factors. Typically, the most heavily weighted component of our compensation centers on our performance, as the Compensation Committee believes that placing primary emphasis on performance most closely aligns the interests of management and stockholders. Our executive compensation packages are comprised primarily of base salary, an incentive cash bonus program, and long-term incentive awards.

The Compensation Committee believes that each element of the total compensation package serves an important function in achieving the overall objectives of our compensation program. The Compensation Committee strives to pay a base salary that is generally competitive within our industry to attract and retain top-level talent in a highly competitive market. The Compensation Committee considers historical compensation information in determining what constitutes competitive compensation. The year-end cash incentive bonuses that are paid under our management incentive program are designed to provide named executive officers with a strong incentive to achieve individual and Company financial and operational goals, all of which are intended to drive year-over-year growth in a key performance metric. Finally, the long-term incentive awards granted to named executive officers are designed to closely align the named executive officers’ interests with those of our stockholders. We review the structure of our compensation programs regularly to determine if they are achieving our objectives including ensuring they do not encourage excessive risk-taking.

Compensation is Set by the Compensation Committee

The Compensation Committee is responsible for setting compensation for our named executive officers. While some of the parameters of each named executive officer’s compensation are set forth in the applicable employment agreements, the Compensation Committee sets performance goals for incentive compensation and reviews all other compensation and benefits for the named executive officers on an annual basis. None of our named executive officers participate in the setting or determination of their own compensation.

Role of Compensation Consultant; Benchmarking

Compensation Advisory Partners, LLC (“CAP”) currently serves as the Compensation Committee’s independent compensation consultant. In 2013, CAP assisted with an evaluation of current compensation practices and trends, as well as the identification of a peer group for the Company, and setting Board of Director compensation. Other than serving as independent compensation consultant to the Compensation Committee, CAP provided no other services to the Board of Directors, its committees or the Company during 2013. Based on its review and such factors as it deemed relevant, the Compensation Committee concluded that CAP’s advice and work for the Compensation Committee was objective and that CAP’s work did not raise any conflict of interest pursuant to the guidance provided by the SEC and the New York Stock Exchange.

The Compensation Committee does not currently use benchmarking in making compensation decisions. In 2013, however, the Compensation Committee did consider information compiled by CAP with respect to the following peer companies to provide a reference point for pay levels and practices.

Monster Worldwide, Inc.	United Online, Inc.
Orbitz Worldwide, Inc.	TripAdvisor, Inc.
Conversant, Inc. (formerly ValueClick, Inc.)	WebMD Health Corp. Blucora, Inc.
Shutterfly, Inc.	Dealertrack Technologies, Inc.
Web.com Group, Inc.	j2 Global, Inc.
Demand Media, Inc.	ExactTarget, Inc.
CoStar Group, Inc.	Dice Holdings, Inc.
Move, Inc.	Tree.com, Inc.
Zillow, Inc.

Risk Management

Consistent with SEC disclosure requirements, our management and the Compensation Committee have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. The risk assessment process included a review of programs, policies and practices and focused on the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to the Company’s strategy.

Named Executive Officer Compensation

Compensation Mix

The compensation package for our named executive officers generally aims to provide a strong link between the compensation of our named executive officers and the success of Bankrate. In 2013, the compensation package included base salary, annual incentive cash bonuses, and long-term incentive awards, which collectively represent what we believe is appropriate pay for performance during the year. It is intended that our named executive officers earn a significant portion of their compensation from sources that are “at risk” based on the results of the operations and the overall performance of Bankrate. Base salary, which generally represents well below 50% of the annual compensation opportunity for our named executive officers, is the only portion of the compensation for our named executive officers that is not “at risk.” Our annual bonus and long-term incentive programs, which represents the bulk of the compensation opportunity for our named executive officers, is “at risk” and determined based on our performance or directly tied to our stock price. Each of the named executive officers received an annual bonus for 2013. In addition, we granted long-term incentive awards to our named executive officers in 2013.

(1)	Target pay mix for the other named executive officers (excluding the CEO) does not include Mr. Esterow since he joined Bankrate in September 2013 and his compensation was not reflective of a full year of service.

Principal Components of Compensation of Our Named Executive Officers and 2013 Named Executive Officer Compensation

The compensation package offered to our named executive officers consists of the components described below. The specific decisions made for each of our named executive officers in 2013 reflect our overall compensation objectives described above, as well as our 2013 performance.

Base Salary. Base salary levels for each of our named executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are competitive based on our identified peer group and the Compensation Committee members’ experience in the industry and with similar companies, as well as appropriate given our overall financial, operational, and strategic objectives and the qualifications and experience of the individual required for the job. In addition, the Compensation Committee will generally review our past financial performance and future expectations, as well as the responsibilities and performance of each of our named executive officers. The initial annual base salary we have agreed to pay each named executive officer is specified in his employment agreement, but in most cases the annual base salary has been adjusted by the Board of Directors or the Compensation Committee since entering into the employment agreements to reflect changes in the marketplace, increases in the cost of living, and the increase in responsibilities for each of the named executive officers. Base salary is reviewed on an annual basis and decisions regarding base salary increases take into account the named executive officer’s current base salary, the competitive marketplace, retention, and other factors as described above. Our Chief Executive Officer is responsible for assessing the contributions and performance of each of the other named executive officers and reviewing his assessment with the Compensation Committee. The Compensation Committee reviews and assesses the performance of our Chief Executive Officer and also considers the recommendations that the Chief Executive Officer provides regarding the other named executive officers.

In July 2013, the Compensation Committee conducted its annual review and evaluation of the compensation levels of our senior executive team and increased base salaries for each of our named executive officers effective July 1, 2013, other than Messrs. Evans and Esterow. The base salaries were as follows:

Named Executive Officer	2012 Base Salary	2013 Base Salary (after July 1)
Thomas R. Evans	$480,000	$480,000
Edward J. DiMaria	$400,000	$425,000
Kenneth S. Esterow	—	$450,000
Donaldson M. Ross	$375,000	$400,000
Michael J. Ricciardelli	$325,000	$350,000

Long-Term Incentive Compensation. In connection with our initial public offering, we adopted the 2011 Equity Compensation Plan, pursuant to which we grant equity incentive awards to our employees, including each of our named executive officers. We generally use equity incentive awards to provide stock-based incentives to provide incentive to drive our financial performance and to recruit, retain, and motivate professional, managerial, and other personnel. Our equity incentive awards are designed to align the interests of our named executive officers with those of our stockholders by encouraging named executive officers to enhance our value.

In 2013, we granted each of our named executive officers other than Mr. Esterow a mix of restricted stock and performance shares. Both types of awards incentivize our employees by directly linking value to our share price, and serve a retentive purpose by conditioning vesting on continued service. Performance shares additionally directly encourage our named executive officers to improve our financial performance and execute on our business plan. In connection with his appointment as Senior Vice President, Chief Operating Officer in September 2013, Mr. Esterow received a one-time grant of restricted stock and stock options, as described below.

The restricted stock awards granted to our named executive officers other than Mr. Esterow in 2013 vest in three equal installments on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date and also to full or partial acceleration of vesting in the event of certain terminations of employment or the occurrence of a change in control. The performance share awards are subject to both service- and performance-based vesting criteria. The actual number of performance shares was to be determined based on the Company’s EBITDA during the 2013 calendar year, with the award recipient eligible to earn up to twice the number of performance shares initially granted or as few as zero shares. We use EBITDA as it is a key driver of long-term value in our industry. Earned shares would vest on the third anniversary of the date of grant, subject to continued service and also to full or partial acceleration in the event of certain terminations of employment or the occurrence of a change in control.

Because we did not achieve the threshold performance goal, none of the performance shares issued to our named executive officers in 2013 will be eligible to vest.

The following table sets forth the grants of restricted stock and performance shares made to our named executive officers other than Mr. Esterow during 2013:

Named Executive Officer	Shares of Restricted Stock	Performance Shares (Target)
Thomas R. Evans	70,000	70,000
Edward J. DiMaria	45,000	45,000
Donaldson M. Ross	45,000	45,000
Michael J. Ricciardelli	35,000	35,000

In connection with his appointment, Mr. Esterow received 125,000 shares of restricted stock and a stock option to purchase 250,000 shares of common stock. The restricted shares and the stock option vest over four years, with one quarter of the restricted shares and one quarter of the stock option vesting on September 9, 2014 and the remaining portions of the awards vesting in 36 equal monthly installments following that date. As noted above, Mr. Esterow was appointed President and Chief Executive Officer effective as of January 1, 2014.

Incentive Cash Bonuses. Our named executive officers are expected to lead and grow our organization and as such we believe that a significant portion of our named executive officers’ compensation should be tied to our overall performance. We maintain an incentive cash bonus program, the Management Incentive Program, which emphasizes pay-for-performance by providing our named executive officers with the opportunity to earn bonuses only if we achieve or exceed certain targets relating to our EBITDA.

Target bonus opportunities are established for our named executive officers in their respective employment agreements, subject to adjustment by the Board of Directors or the Compensation Committee. The target bonus opportunities established for our named executive officers in 2013 ranged from $175,000 to $300,000. The target bonus opportunities are individually communicated to the named executive officers. In certain limited circumstances, the Compensation Committee may adjust the formulaic payout for individuals who deliver exceptional performance.

The EBITDA goal for purposes of the annual bonus program is established each fiscal year by the Board of Directors or the Compensation Committee based on the annual budget prepared by management and approved by the Board. Once this goal is set by the Compensation Committee or the Board of Directors, the Compensation Committee or the Board of Directors retains the discretion to adjust the goal to account for unusual or non-recurring events. In 2013, the Board of Directors established threshold minimum and target financial performance goals for the purposes of paying incentive bonuses. For awards to be payable under the program, the minimum EBITDA performance threshold had to be achieved, and higher amounts were payable if the Company met or exceeded the established EBITDA target. The Board of Directors initially set the performance goal at an amount greater than the Company’s 2013 annual budget approved by the Board. In September 2013, the Board of Directors modified the performance goal to a level consistent with the 2013 annual budget. No change was made to the calculation methodology. For 2013, the minimum EBITDA threshold for payment of bonuses to our named executive officers was $104.8 million, and the target level was $118.1 million.

Actual 2013 EBITDA for the purposes of the Management Incentive Program was $121.9 million. Based on such performance, the Program paid at 122.7% of target for 2013. Absent the modification, the named executive officers as a group would have received $270,758 less in the aggregate. The Compensation Committee made a determination of the actual bonuses to be paid to each of our named executive officers in respect of 2013 in February 2014, following the finalization of the Company’s audited financial statements for 2013.

The following table summarizes the target bonus opportunities and actual bonus payments for each of our named executive officers in 2013:

Named Executive Officer	2013 Target Bonus Opportunity	Actual 2013 Bonus Payment
Thomas R. Evans	$300,000	$367,980
Edward J. DiMaria	$225,000	$275,985
Kenneth S. Esterow	$78,082	$95,776
Donaldson M. Ross	$225,000	$275,985
Michael J. Ricciardelli	$175,000	$214,655

The 2013 bonus for Mr. Esterow was prorated from his hire date, based on an annual target bonus opportunity of $250,000.

Severance. Each of our named executive officers is entitled to severance upon certain terminations of employment in accordance with the terms of his employment agreement. The terms of the severance arrangements are more fully described in the narrative to the Summary Compensation Table below.

Limited Perquisites and Other Benefits. We maintain certain broad-based benefit plans in which our employees, including our named executive officers, are entitled to participate. These plans include health and life insurance and a qualified 401(k) savings plan. We make a safe harbor contribution equal to 3% for the qualified 401(k) savings plan (up to a maximum of $7,650 for 2013), subject to Internal Revenue Code limitations. Our named executive officers also participate in an executive medical benefit program.

Employment Agreements

We have entered into employment agreements with each of our named executive officers in order to secure their continued service and dedication. These employment agreements generally establish minimum salary commitments and target bonus opportunities. These employment agreements also restrict the named executive officer’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one year thereafter. Our termination payments are generally structured such that the executive is entitled to one year of base salary at the time of termination if the executive is terminated by us without cause or if the executive terminates the agreement with cause.

Thomas R. Evans. On June 21, 2004, we entered into an employment agreement with Mr. Evans, and we amended his employment agreement on September 25, 2009 in connection with the acquisition of Bankrate by Apax. Under the terms of his amended employment agreement, Mr. Evans was entitled to receive an annual base salary as stipulated in the employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of the employment agreement, Mr. Evans agreed to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agreed not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of one year thereafter, Mr. Evans agreed not to compete with us and not to recruit any of our employees. Upon Mr. Evans’s termination of employment for certain reasons (i.e., without cause or resignation for good reason (as amended to provide that any changes to Mr. Evans’s duties and responsibilities as a direct consequence of Bankrate no longer being a public company do not constitute good reason)), we had agreed to pay a separation payment equal to Mr. Evans’s accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 30 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months after the termination date.

On December 10, 2013, we entered into a Separation and Consulting Agreement with Mr. Evans that provided for the terms of Mr. Evans’s retirement from the Company as an employee on December 31, 2013, as well as for his retention by the Company as a consultant following retirement in order provide assistance and support in connection with the Company’s leadership transition process, and to provide general consulting services as requested by the Board of Directors or the Company’s new chief executive officer. In connection therewith, Mr. Evans received a one-time grant of 18,600 shares of Company common stock on January 8, 2014, each of Mr. Evans’s unvested stock options became vested and exercisable as of that date, and each of Mr. Evans unvested time-vested restricted shares became vested and unrestricted as of that date. Mr. Evans would also have been entitled to any performance shares he earned in accordance with the terms of the performance share award agreement based on the Company’s financial performance in 2013 (as noted above, because the threshold performance goal was not achieved, no such shares were ultimately earned). Pursuant to the Separation and Consulting Agreement, Mr. Evans has been retained by the Company as a consultant for a period of two years commencing on January 1, 2014, and will be paid a consulting fee of $40,000 per month. During the consulting period, the Company will provide medical and dental insurance benefits on the same terms and conditions as such benefits are provided to other senior executives of the Company generally from time to time.

Kenneth S. Esterow. On September 3, 2013, we entered into an employment agreement with Mr. Esterow. Under the terms of his employment agreement, Mr. Esterow will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Esterow’s employment by the Company without cause or by Mr. Esterow for good reason (each as defined in the employment agreement), (a) any unvested portion of the initial grants of restricted stock and stock options made to Mr. Esterow will immediately vest and (b) subject to his execution and nonrevocation of a separation agreement, Mr. Esterow will receive a separation payment in the amount of one year’s base salary at the then current rate payable in three installments. In the case of a termination of Mr. Esterow’s employment by the Company without cause or by Mr. Esterow for good reason during the one-year period following a covered transaction (as defined in the Company’s 2011 Equity Compensation Plan), the separation payment would be equal to eighteen months base salary at the then current rate, payable in three installments. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Esterow’s termination of employment. Mr. Esterow was appointed President and Chief Executive Officer effective as of January 1, 2014, and his employment agreement was amended to reflect this new position.

Edward J. DiMaria. On April 3, 2006, we entered into an employment agreement with Mr. DiMaria. Under the terms of his employment agreement, Mr. DiMaria is entitled to receive an annual base salary as stipulated in his employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of his employment agreement, Mr. DiMaria agrees to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agrees not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. DiMaria agrees not to compete with us and not to recruit any of our employees. Upon termination of Mr. DiMaria’s employment without cause, we have agreed to pay a separation payment equal to Mr. DiMaria’s accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 30 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months after the termination date.

Donaldson M. Ross. On September 11, 2006, we entered into an employment agreement with Mr. Ross, and we amended his employment agreement on September 25, 2009 in connection with the acquisition of Bankrate by Apax. Under the terms of his employment agreement, Mr. Ross is entitled to receive an annual base salary as stipulated in his employment agreement (and increased by the amendment) and an annual bonus contingent on achieving certain performance criteria. Under the terms of his employment agreement, Mr. Ross agrees to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agrees not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. Ross agrees not to compete with us and not to recruit any of our employees. Upon termination of Mr. Ross’s employment without cause or if he terminates his employment due to specific breaches of his employment agreement by us (excluding any breaches relating to changes to Mr. Ross’ duties and responsibilities as a direct consequence of Bankrate no longer being a public company), we agree to pay a separation payment equal to Mr. Ross’ accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 30 days after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date.

Michael J. Ricciardelli. On July 22, 2010, we entered into an employment agreement with Mr. Ricciardelli. Under the terms of his employment agreement, Mr. Ricciardelli is entitled to receive an annual base salary as stipulated in his employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of his employment agreement, Mr. Ricciardelli agrees to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agrees not to disclose any of our confidential information during the term of his employment and in perpetuity thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. Ricciardelli agrees not to compete with us and not to recruit any of our employees. Upon termination of Mr. Ricciardelli’s employment without cause or if he terminates his employment due to specific breaches of the employment agreement by us, we agree to pay a separation payment equal to Mr. Ricciardelli’s accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 30 days after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date.

The termination benefits that each named executive officer may be entitled to receive are more fully described in “—Payments upon Termination or Change of Control” below.

Equity Grant Policy

In January 2012 we adopted an Equity Grant Policy, which identifies who is authorized to grant equity awards and clarifies the timing of the grant of equity awards. Pursuant to the Equity Grant Policy, annual grants are made on the first business day of the month following the day such grant is approved. With respect to off-cycle grants to current employees, such grants will be effective the first business day of the month following the date on which such grant was approved, unless the grant was approved on the first business day of the month, in which case the grant date will be the date the grant is approved. With respect to grants to newly hired employees, the date of grant is the first business day of the month after the start date, unless the start date is the first business day of a month, in which case it is granted as of the start date.

In February 2014, we amended and restated the Equity Grant Policy to provide that annual grants will be made with an effective date of the first business day in February or as promptly as practicable thereafter.

Section 162(m)

Transition provisions under Section 162(m) of the Internal Revenue Code currently apply to certain compensation arrangements that were adopted by us before our initial public offering in 2011. The relief from Section 162(m) provided by these provisions will generally expire as of our 2015 annual meeting, although it will still apply to incentive awards granted prior to that meeting. In general, we attempt to structure our compensation arrangements with a view towards maximizing the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee takes into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee has determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael J. Kelly

Mitch Truwit

Summary Compensation Table

The following summary compensation table and related footnotes present the compensation during fiscal years’ 2011, 2012, and 2013 provided to the executive officers named therein:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Thomas R. Evans Former President and Chief Executive Officer(4)	2013	$480,000	$—	$1,033,900	$—	$367,980	$—	$29,459	$1,911,339
	2012	$480,000	$—	$—	$—	$—	$—	$27,675	$507,675
	2011	$464,538	$—	$—	$6,750,080	$556,500	$—	$332,982	$8,104,100

Edward J. DiMaria SVP and CFO	2013	$412,019	$—	$664,650	$—	$275,985	$—	$41,045	$1,393,699
	2012	$400,000	$—	$—	$—	$—	$—	$27,573	$427,573
	2011	$387,115	$—	$40,590	$3,731,200	$417,375	$—	$39,134	$4,615,414

Kenneth Esterow, Former Chief Operating Officer and current President and Chief Executive Officer(5)	2013	$129,808	$—	$2,596,250	$2,392,500	$95,776	$—	$2,909	$5,217,243
	2012	$—	$—	$—	$—	$—	$—	$—	$—
	2011	$—	$—	$—	$—	$—	$—	$—	$—

Donaldson M. Ross CEO, Bankrate.com (formerly SVP and CRO)	2013	$387,019	$—	$664,650	$—	$275,985	$—	$34,590	$1,362,244
	2012	$375,000	$—	$—	$—	$—	$—	$18,440	$393,440
	2011	$362,115	$—	$40,590	$2,713,600	$417,375	$—	$34,714	$3,568,394

Michael J. Ricciardelli SVP, Chief Strategic Dev. Officer (formerly SVP, Bus. Dev. & Consumer Mktng.)	2013	$337,019	$—	$516,950	$—	$214,655	$—	$32,298	$1,100,922
	2012	$325,000	$—	$—	$—	$—	$—	$21,108	$346,108
	2011	$312,115	$—	$40,590	$2,035,200	$324,625	$—	$30,310	$2,742,840

(1)	Represents the aggregate grant date fair values of awards granted during the fiscal years ended December 31, 2013, 2012, and 2011, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2013, 2012, and 2011, see Note 8 to our Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2013, 2012, and 2011, respectively. For fiscal year 2013, the “Stock Awards” column reflects the grant date fair value for both grants of restricted stock and grants of performance shares awarded to our named executive officers other than Mr. Esterow during that period. The value of the performance shares has been determined based on an assumed vesting of 0% of the target performance shares awarded, which is the performance the Company believed as of the grant date was most likely to be achieved under the grants. The following is the maximum grant date fair value for the performance share awards granted in fiscal year 2013 for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance shares vested at their maximum level: Thomas Evans, $2,067,800; Edward DiMaria, $1,329,300; Donaldson Ross, $1,329,900; and Michael Ricciardelli, $1,033,900. As noted above, because we did not achieve the threshold performance goal, no performance shares granted in 2013 vested. In connection with his appointment as Senior Vice President, Chief Operating Officer in September 2013, Mr. Esterow received a one-time grant of 125,000 shares of restricted stock and a stock option to purchase 250,000 shares of common stock. Please see the “Grants of Plan-Based Awards” table elsewhere in this Proxy Statement for more information regarding equity awards granted in fiscal year 2013.
(2)	As discussed above, payments were made under our management incentive program for 2013 performance in February 2014. See “Executive Compensation—Named Executive Officer Compensation—Incentive Cash Bonuses.”
(3)	Amounts in this column relate to the named executive officers receiving a 401(k) safe harbor contribution and participation in our executive health program.
(4)	Mr. Evans retired from the Company on December 31, 2013.
(5)	Mr. Esterow was appointed President and Chief Executive Officer effective as of January 1, 2014.

Grants of Plan-Based Awards in 2013

The table below provides information regarding equity and non-equity awards granted to Bankrate’s named executive officers in 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Thomas R. Evans	5/3/2013	$150,000	$300,000	$600,000
Thomas R. Evans	5/14/2013				7,000	70,000	140,000				$—
Thomas R. Evans	5/14/2013							70,000			$1,033,900
Edward J. DiMaria	5/3//2013	$112,500	$225,000	$450,000
Edward J. DiMaria	5/14/2013				4,500	45,000	90,000				$—
Edward J. DiMaria	5/14/2013						45,000				$664,650
Kenneth Esterow	9/3/2013	$39,041	$78,082	$156,164
Kenneth Esterow	10/1/2013							125,000			$2,596,250
Kenneth Esterow	10/1/2013								250,000	$20.77	$2,392,500
Donaldson M. Ross	5/3/2013	$112,500	$225,000	$450,000
Donaldson M. Ross	5/14/2013				4,500	45,000	90,000				$—
Donaldson M. Ross	5/14/2013							45,000			$664,650
Michael J. Ricciardelli	5/3/2013	$87,500	$175,000	$350,000
Michael J. Ricciardelli	5/14/2013				3,500	35,000	70,000				$—
Michael J. Ricciardelli	5/14/2013							35,000			$516,950

(1)	Amounts shown under Estimated Possible Payouts under Non-Equity Incentive Plan Awards represent the minimum, target, and maximum payment level under the management incentive program. If the threshold level is not attained, no bonus is paid under the management incentive program.
(2)	Amounts shown under Estimated Future Payouts under Equity Incentive Plan Awards represent the minimum, target, and maximum payment levels for performance share awards granted in 2013, as described in “—Compensation Discussion and Analysis—Long-Term Incentive Compensation.” Because the threshold level was not attained, no shares were earned.
(3)	Amounts represent shares of restricted stock granted to the named executive officer in 2013, as described in “—Compensation Discussion and Analysis—Long-Term Incentive Compensation.”
(4)	Amounts represent stock options granted to the named executive officer in 2013.
(5)	Represents the aggregate grant date fair values of awards granted during the fiscal year ended December 31, 2013, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal year 2013, see Note 8 to our Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal year ended December 31, 2013. The value of the performance shares has been determined based on an assumed vesting of 0% of the target performance shares awarded, which is the performance the Company believed as of the grant date was most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various equity awards held by Bankrate’s named executive officers as of December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Thomas R. Evans	621,782	373,128	(4)	—	$15.00	06/16/2018	70,000	(4)	$1,255,800	7,000	$125,580
Edward J. DiMaria	343,744	206,256		—	$15.00	06/16/2018	45,000		$807,300	4,500	$80,730
Kenneth Esterow	—	250,000		—	$20.77	10/1/2020	125,000		$2,242,500	—	—
Donaldson M. Ross	249,994	150,006		—	$15.00	06/16/2018	45,000		$807,300	4,500	$80,730
Michael J. Ricciardelli	187,500	112,500		—	$15.00	06/16/2018	35,000		$627,900	3,500	$62,790

(1)	The awards in these columns for our named executive officers other than Mr. Esterow represent the stock options granted in connection with our initial public offering. The awards in this column for Mr. Esterow represent stock options granted to Mr. Esterow in connection with his hiring. The stock options vest: (i) one quarter on the first anniversary of the date of grant and (ii) the remaining three quarters vest in 36 equal monthly installments thereafter.
(2)	The restricted shares disclosed in this column for our named executive officers other than Mr. Esterow vest in three equal installments on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date. The restricted shares granted to Mr. Esterow vest over four years, with one quarter of the restricted shares vesting on September 9, 2014 and the remaining portion of the awards vesting in 36 equal monthly installments following that date.
(3)	The awards in these columns represent performance shares granted during 2013 (with share and payout amounts computed based on threshold performance levels). Because the threshold level was not attained, no performance shares were earned.
(4)	As discussed above, on January 8, 2014 and pursuant to his Separation and Consulting Agreement, each of Mr. Evans’s outstanding stock options became fully vested and exercisable as of that date and each of Mr. Evans’s unvested shares of restricted stock became vested and unrestricted as of that date. See “—Compensation Discussion and Analysis—Employment Agreements—Thomas R. Evans.”

Option Exercises and Stock Awards Vested in 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas R. Evans	—	$—	—	$—
Edward J. DiMaria	—	$—	—	$—
Kenneth Esterow	—	$—	—	$—
Donaldson M. Ross	—	$—	—	$—
Michael J. Ricciardelli	—	$—	—	$—

Pension Benefits

None of our named executive officers participate in defined benefit pension plans.

Nonqualified Deferred Compensation

None of our named executive officers participate in nonqualified deferred compensation plans.

Payments upon Termination and Change of Control

Payments upon Termination without Cause or Resignation for Good Reason

Pursuant to our employment agreements with Messrs. Evans, DiMaria, Esterow, Ross and Ricciardelli, in the event that we terminate the employment of any of these named executive officers without “cause,” or, if they resign for “good reason,” in the case of Messrs. Evans and Esterow, or a constructive termination in the case of Messrs. Ross and Ricciardelli, the applicable named executive officer would be entitled to any accrued bonus through the effective date of his termination of employment, payable within 15 days of the effective termination date, and a separation payment equal to one year’s base salary, at the then-current base salary rate, payable in three equal installments: one-third payable 30 days after the termination date (55 days in the case of Mr. Esterow); one-third payable six months after the termination date; and one-third payable 12 months after the termination date. For these purposes, the term “cause” generally means, the applicable named executive officer’s (i) material breach of his or her employment agreement; (ii) dishonesty or fraud; (iii) willful or negligent insubordination; (iv) conviction of, or guilty plea to, a felony or crime involving moral turpitude; or (v) resignation (other than in the case of Mr. Esterow). In addition, Mr. Esterow’s employment agreement provides that in the event he is terminated by Bankrate without “cause” or he resigns for “good reason,” all the outstanding unvested stock incentive awards granted to him under the employment agreement will become vested. Termination without “cause” generally means any termination other than for “cause” and other than in the event of death or a mental or physical disability, which prevents the executive from performing his or her duties for an extended period of time. For the purposes of Mr. Evans’s employment agreement, the term “good reason” generally meant a reduction in his title, duties or responsibilities; his relocation; the failure of any successor to assume his employment agreement; our breach of the agreement; and our failure to allow him to participate in employee benefit plans generally available to named executive officers. For purposes of Mr. Esterow’s agreement, “good reason” generally means the failure by Bankrate to pay to Mr. Esterow the compensation or perform any other obligation due to him under his employment agreement or any initial equity grant agreements; the failure by Bankrate to allow Mr. Esterow to participate in Bankrate’s employee benefit plans generally available from time to time to Bankrate executives; the failure of any successor to all or substantially all of the business and/or assets of Bankrate to assume the employment agreement; relocation of Mr. Esterow to an office greater than 30 miles from the current location of Mr. Esterow’s principal office without his consent; or reduction of Mr. Esterow’s title, or material reduction of Mr. Esterow’s duties or responsibilities with Bankrate. For purposes of Messrs. Ross and Ricciardelli’s employment agreements, they can terminate their employment and receive severance as described above if Bankrate does not maintain the executive’s position and duties, or provide base salary, bonus opportunity, executive benefits or expense reimbursement in a manner consistent with the terms of their respective employment agreements.

As noted above, Mr. Evans stepped down as President and Chief Executive Officer on December 31, 2013 and Mr. Esterow was appointed as President and Chief Executive Officer effective as of January 1, 2014. See “—Employment Agreements.”

Payments upon Termination for Cause, Resignation, Death or Disability

Pursuant to employment agreements entered into with Messrs. Evans, DiMaria, Esterow, Ross and Ricciardelli, in the event of a termination with “cause” or resignation for no reason, death or disability, each named executive officer would be entitled to any accrued bonus through the effective date of the termination, payable within 15 days of the effective termination date.

Payments upon a Change of Control

All unvested stock options and shares of restricted stock held by named executive officers as of December 31, 2013 would vest immediately upon the consummation of a “change of control” (defined as a covered transaction in the 2011 Equity Compensation Plan). In addition, a pro rata portion of the unvested performance shares held by named executive officers as of December 31, 2013 would vest upon consummation of a covered transaction on that date, based on actual performance through the date of the covered transaction. Because it was substantially certain as of December 31, 2013 that performance with respect to the performance shares granted in 2013 would not be achieved, no performance shares are shown as vesting in the table below.

Effective for restrictive stock and performance share awards granted to our named executive officers in 2014, we have replaced automatic change of control vesting with a “double-trigger” provision that generally provides for vesting in connection with a change of control only if the employment of the applicable employee is terminated without “cause” or resigns for “good reason” following the change of control.

Termination Following a Change of Control

None of our executive officers has a change of control agreement with us. However, pursuant to Messrs. Evans’s and Esterow’s employment agreements, in the event that a successor to all or substantially all of our business and/or assets fails to assume the employment agreement, Messrs. Evans and Esterow would each be permitted to resign for “good reason.” As noted above, Mr. Evans stepped down as President and Chief Executive Officer on December 31, 2013 and Mr. Esterow was appointed as President and Chief Executive Officer effective as of January 1, 2014.

Upon a termination of employment without “cause” following a change of control, our named executive officers other than Mr. Esterow would be entitled to the same severance benefits under their respective employment agreements as if the termination of employment had occurred independent of a change of control (see “—Payments upon Termination without Cause or Resignation for Good Reason”). Mr. Esterow would be entitled to 18 months’ base salary, payable in three installments as described above, if his employment is terminated by Bankrate without “cause” or he resigns for “good reason,” in each case, within one year following a change of control.

The following table reflects estimated payments to our named executive officers that may be made upon termination of employment or a termination of employment in connection with a change of control. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and the hypothetical change of control each occurred on December 31, 2013.

Name	Scenario	Cash Severance ($)(1)	Stock Options ($)(2)	Restricted Stock ($)(2)	Performance Shares ($)(2)	Total ($)
Thomas R. Evans	Resignation without Good Reason	—	—	—	—	—
	Resignation with Good Reason	$480,000	—	—	—	$480,000
	Involuntary Termination not for Cause	$480,000	—	—	—	$480,000
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination following Change of Control	$480,000	$1,096,996	$1,255,800	—	$2,832,796
	Change of Control (No Termination of Employment)	—	$1,096,996	$1,255,800	—	$2,352,796

Edward J. DiMaria	Resignation	—	—	—	—	—
	Involuntary Termination not for Cause	$425,000	—	—	—	$425,000
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination following Change of Control	$425,000	$606,393	$807,300	—	$1,838,693
	Change of Control (No Termination of Employment)	—	$606,393	$807,300	—	$1,413,693

Kenneth Esterow	Resignation without Good Reason	—	—	—	—	—
	Resignation with Good Reason	$450,000	$735,000	$2,242,500	—	$3,427,500
	Involuntary Termination not for Cause	$450,000	$735,000	$2,242,500	—	$3,427,500
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination following Change of Control	$675,000	$735,000	$2,242,500	—	$3,652,500
	Change of Control (No Termination of Employment)	—	$735,000	$2,242,500	—	$2,977,500

Name	Scenario	Cash Severance ($)(1)	Stock Options ($)(2)	Restricted Stock ($)(2)	Performance Shares ($)(2)	Total ($)
Donaldson M. Ross	Resignation	—	—	—	—	—
	Involuntary Termination not for Cause	$400,000	—	—	—	$400,000
	(including Constructive Termination)
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination following Change of Control	$400,000	$441,018	$807,300	—	$1,648,318
	Change of Control (No Termination of Employment)	—	$441,018	$807,300	—	$1,248,318

Michael J. Ricciardelli	Resignation	—	—	—	—	—
	Involuntary Termination not for Cause (including Constructive Termination)	$350,000	—	—	—	$350,000
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination following Change of Control	$350,000	$330,750	$627,900	—	$1,308,650
	Change of Control (No Termination of Employment)	—	$330,750	$627,900	—	$958,650

(1)	Cash severance amounts are based on base pay using current base salary.
(2)	The calculation of the value of any vesting of stock options or restricted stock is based on a per share price of $17.94 (the closing price of our common stock on the New York Stock Exchange on December 31, 2013). Because it was substantially certain as of December 31, 2013 that performance with respect to the performance shares granted in 2013 would not be achieved, no performance shares are shown as vesting in the table.

Restrictive Covenants

Pursuant to the employment agreements with Messrs. Evans, DiMaria, Esterow, Ross and Ricciardelli, each executive officer has agreed not to compete with us and not to recruit any of our employees during the term of his employment and for a period of one year thereafter. In addition, each executive officer has also agreed not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter (except Mr. Ricciardelli, who has a perpetual confidentiality covenant) and not to disclose any of our trade secrets for so long as they remain trade secrets. In order to receive the benefits described above in “—Payments upon Termination without Cause or Resignation for Good Reason,” the named executive officers must comply with each of these restrictive covenants and must enter into a separation and release agreement with us releasing us from any and all liability and settling all claims of any kind.

Director Compensation

The following table sets forth, for the fiscal year ended December 31, 2013, certain information regarding the compensation for each person in 2013 who was not affiliated with the Company, Apax Partners, L.P., Apax Partners LLP, or their respective affiliates, and who was determined by our Board of Directors to be “independent” under the rules of the New York Stock Exchange (each, a “Non-Affiliate Director”). Mr. Evans, who was an employee of Bankrate during 2013, did not receive additional direct compensation for his services as a director. In addition, Messrs. Brody, Stahl, and Truwit, members of our Board of Directors designated by Apax Partners, do not receive compensation for their services as directors. Mr. Morse also does not receive fees for his service as a director.

Following the initial public offering, our Board of Directors adopted a compensation policy for Non-Affiliate Directors that provides for an annual retainer of $50,000, payable in four equal installments, an initial grant of a stock option to acquire 10,000 shares of common stock on the first trading day following the calendar month during which a Non-Affiliate Director first joins the Board of Directors, and an annual grant of a stock option to acquire 10,000 shares of common stock on the first trading day following January 1 of the applicable year.

Upon request, we reimburse directors for travel and lodging expenses that they incur in connection with their attendance at directors’ meetings.

In March 2013, our Board of Directors approved annual cash retainers to be paid to Non-Affiliate Directors who serve on the Audit Committee and/or Compensation Committee of our Board of Directors. This new compensation policy provided that the chairperson of the Audit Committee (currently Mr. Pinola) would receive an annual cash retainer of $25,000 and the other Non-Affiliate Directors who serve on the Audit Committee (currently Mr. Nelson and Mr. Kelly) would receive an annual cash retainer of $10,000. In addition, the chairperson of the Compensation Committee (currently Mr. Kelly) would receive an annual cash retainer of $15,000 and the other Non-Affiliate Directors who serve on the Compensation Committee would receive an annual cash retainer of $7,000. This policy also provided that the cash retainers for service on the Audit Committee and the Compensation Committee would be paid in four equal quarterly installments and would be retroactive to January 1, 2013.

In February 2014, our Board of Directors revised the compensation policy for Non-Affiliate Directors to provide that each Non-Affiliate Director serving as chairperson of the Audit Committee will receive an additional annual cash retainer of $30,000 and each Non-Affiliate Director serving as chairperson of the Compensation Committee will receive an additional annual cash retainer of $20,000. In addition, for the 2014 fiscal year, our Board of Directors approved a restricted stock award with respect to 10,000 shares of common stock for each Non-Affiliate Director, which award will vest in full on the first anniversary of the date of grant. Effective as of January 1, 2015, each Non-Affiliate Director who is providing services as a director of the Company on February 1 of the applicable year will be granted a restricted stock award with respect to a number of shares having a fair market value equal to the fair market value of the award granted to each Non-Affiliate Director in 2014 (the “Annual Restricted Stock Award”). The revised policy provides that the Annual Restricted Stock Awards will have substantially the same terms and conditions (including vesting) as the restricted stock awards granted to Non-Affiliate Directors in 2014. The policy can be amended or terminated by our Board of Directors at any time.

On March 10, 2014, we established a Nominating & Governance Committee. Each Non-Affiliate Director serving as chairperson of the Nominating & Governance Committee will receive an additional annual cash retainer of $10,000 and the other Non-Affiliate Directors who serve on the Nominating & Governance Committee (currently Mr. Kelly) will receive an additional annual cash retainer of $4,000. The cash retainers for service on the Nominating & Governance Committee will be paid in four equal quarterly installments (in the case of 2014, prorated for the portion of the first quarter that the committee existed).

Name	Fees Earned or Paid in Cash	Stock Awards		Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Seth Brody	—	—		—	—	—	—
Thomas R. Evans(1)	—	—		—	—	—	—
Michael J. Kelly	$75,000	$118,160	(2)(3)	$63,560	—	—	$256,720
Peter C. Morse	—	—			—	—	—
Bruce Nelson	$60,000	$118,160	(2)(3)	$63,560	—	—	$241,720
Richard J. Pinola	$75,000	$118,160	(2)(3)	$63,560	—	—	$256,720
Christian Stahl	—	—		—	—	—	—
James Tieng(4)	—	—		—	—	—	—
Mitch Truwit	—	—		—	—	—	—

(1)	Mr. Evans resigned from our Board of Directors on December 31, 2013.
(2)	The amounts included in this column reflect the grant date fair value of stock option awards granted to our Non-Affiliate Directors in 2013. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See note 8 of the audited consolidated financial statements in our Form 10-K, filed with the Securities and Exchange Commission February 27, 2014, for an explanation of the assumptions made in valuing these awards.

(3)	As of December 31, 2013, (i) Mr. Nelson held options to acquire 30,000 shares of our common stock, 10,203 of which were vested, (ii) Mr. Pinola held options to acquire 30,000 shares of our common stock, 11,035 of which were vested, and (iii) Mr. Kelly held options to acquire 20,000 shares of our common stock, 3,333 of which were vested.
(4)	Mr. Tieng resigned from our Board of Directors on February 10, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with our initial public offering in 2011, Bankrate entered into the Stockholders Agreement with Ben Holding S.à r.l., those Bankrate directors and executives who hold Bankrate common stock and certain other holders of Bankrate common stock. The Stockholders Agreement provides that Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase), which we refer to collectively as the Apax Holders, are entitled to designate nominees for election to our board of directors as follows: (i) a majority of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 50% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (ii) 30% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 30% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; and (iii) 15% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors. Thereafter the Apax Holders will no longer be entitled to designate any nominees for election to the board of directors except pursuant to our general director nomination process generally applicable to all stockholders, which is described below. For purposes of calculating the number of directors that the Apax Holders are entitled to designate pursuant to the formulas described above, any fractional amounts will be rounded up to the nearest whole number and the calculation will be made taking into account the increase in the size of our board of directors (e.g., one and one quarter (1 1/4) directors will equate to two (2) directors). All parties to the Stockholders Agreement are obligated to vote in favor of the Apax Holders’ nominees. In addition, the Apax Holders have the right to remove and replace any or all of its director-nominees at any time and for any reason and to designate any individual(s) to fill any such vacancies.

In addition, (i) for so long as the Apax Holders, directly or indirectly, beneficially own a majority of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, a majority of the members of each committee of our board of directors will be directors nominated by the Apax Holders, and (ii) for so long as the Apax Holders, directly or indirectly, beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, at least one member of each committee of our board of directors will be a director nominated by the Apax Holders, in each case to the extent permitted by law and applicable stock exchange rules. At the option of the Apax Holders, Bankrate will cause the board of directors of any of its subsidiaries (and any committees of such board) to have the same proportionate representation as our board of directors and of each committee of our board of directors.

The Stockholders Agreement also provides that the following actions by us or any of our subsidiaries require the approval of the Apax Holders for so long as the Apax Holders beneficially own, directly or indirectly, at least 35% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors:

•	the hiring and removal of our Chief Executive Officer;

•	any change of control as defined in the Stockholders Agreement or initiating any liquidation, dissolution or winding up or other bankruptcy proceeding;

•	entering into any agreement providing for the acquisition or divestiture of assets for aggregate consideration in excess of $100 million;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million; and

•	declaring any extraordinary dividends or making any pro rata share repurchases.

The Stockholders Agreement also includes registration rights providing that the Apax Holders and Mr. Peter Morse may require registration under the Securities Act of all or any portion of the common stock or certain stock equivalents of Bankrate held by such persons. Bankrate is obligated to effectuate a maximum of four registrations at the request of the Apax Holders on Form S-1 and an unlimited number of registrations on Form S-3, as well as a maximum of two registrations at the request of Mr. Morse on Form S-3. If a registration is demanded, Bankrate must provide written notice to other holders of registrable securities who may then elect to include their registrable securities in such a registration. The Stockholders Agreement also includes “piggyback” registration rights providing that whenever Bankrate proposes to register shares of common stock of Bankrate for its own account or for the account of any holder of registrable securities (other than a registration the primary purpose of which is to register debt securities or in connection with a business acquisition or combination or an employee benefit plan) any holder of registrable securities party to the Stockholders Agreement, including certain of the current directors and all of the executive officers of Bankrate, is entitled to include their shares in the registration, subject to customary cutback provisions. Bankrate will be responsible for all fees and expenses incurred in connection with the filing of a registration statement required under the Stockholders Agreement. Bankrate must also indemnify all holders of registrable securities for any losses incurred or arising out of any untrue or alleged untrue statement of a material fact contained in any registration statement or related document or any violation of any applicable law or regulation applicable to registrable securities in connection with a registration, other than arising out of statements provided by selling stockholders for inclusion in the registration statement or arising primarily out of actions of the selling stockholders.

VCOC Investors’ Rights Agreement

Bankrate is a party to an amended and restated VCOC Investors’ Rights Agreement with Apax US VII, L.P. and Apax Europe VII-A, L.P., which we refer to together as the Apax VCOC Partnerships, and Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax WW Nominees Ltd., and Ben Holding S.à r.l.

Pursuant to the VCOC Investors’ Rights Agreement, so long as an Apax VCOC Partnership directly or indirectly owns stock of Ben Holding S.à r.l., such Apax VCOC Partnerships are entitled to appoint one manager of Ben Holding S.à r.l., which we refer to as the Nominated VCOC Director. So long as the Apax Holders collectively have the right to designate one or more nominees for election to our board of directors, the Apax VCOC Partnerships are entitled to designate certain of such Apax Holders nominees, each of which we refer to as a Bankrate VCOC Director. To the extent permitted by applicable law and securities exchange listing requirements and consistent with the committee representation provisions of the Stockholders Agreement, each Nominated VCOC Director and Bankrate VCOC Director will be entitled to serve on all the committees and subcommittees of the board of directors of Ben Holding S.à r.l. and Bankrate, respectively. Each Apax VCOC Partnership also is entitled to appoint an observer to attend the board meetings of Ben Holding S.à r.l. Moreover, each Apax VCOC Partnership is entitled to receive annual and quarterly consolidated financials statements of Ben Holding S.à r.l., Bankrate, and their respective subsidiaries, and has the right to examine and inspect the properties, books and records, and meet with management of, Ben Holding S.à r.l., Bankrate and their respective subsidiaries.

Director Indemnification Agreement

Bankrate has entered into Director Indemnification Agreements with each of our directors whereby we agreed to fully indemnify and hold harmless each such director if such director was or is a party to, among other things, any threatened, pending or completed action, suit, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, by reason of such director’s status as a director, officer, manager, employee, agent or fiduciary of Bankrate. A director will not be indemnified against any claim for which payment has actually been made under any insurance policy or other indemnity provision, for an accounting of profits made from the purchase and sale of securities of Bankrate, in connection with any proceeding initiated by the director or if it is adjudicated that the director failed to act in good faith and in a manner such director reasonably believed to be in, or not opposed to, the best interests of Bankrate. The agreement will last for so long as such director is a director, officer, employee or agent of Bankrate and for so long as such person is subject to any proceeding by reason of such status.

Other Transactions

In connection with its corporate insurance, Bankrate used HUB International, a former portfolio company of funds advised by Apax Partners L.P. We paid HUB International approximately $1.2 million, which included insurance premiums to be paid to insurance providers as well as insurance brokerage fees to be retained by HUB, during the year ended December 31, 2013.

Review and Approval of Transactions with Related Persons

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any related person transactions, including those required to be disclosed as a “related person” transaction under applicable federal securities laws. On an annual basis, each director and executive officer is required to complete a questionnaire that requires disclosure of any transactions the director or executive officer, or their immediate family members or associates, may have with us in which the director or executive officer, or their immediate family members or associates, has a direct or indirect material interest. The Audit Committee considers the responses in the questionnaires and other information regarding potential relationships between us and the directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth the amount and percent of shares of Common Stock that as of April 23, 2013, are deemed under the rules of the SEC to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each of our executive officers named in the Summary Compensation Table below, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse.

	Common Stock Beneficially Owned(1)
	Number of Shares of Common Stock	Percentage of Class
Name of Beneficial Owner
Ben Holding S.à r.l.(2)	37,703,694	36.0%
Wellington Management Company, LLP(3)	11,569,735	11.0%
FMR LLC(4)	5,289,201	5.0%
Peter C. Morse(5)	4,232,181	4.0%
Kenneth S. Esterow(5)	368,771	*
Seth Brody(5)	—	—
Thomas R. Evans(5)	1,796,459	1.7%
Michael J. Kelly(5)	28,124	*
Bruce Nelson(5)	35,335	*
Richard J. Pinola(5)(6)	55,074	*
Christian Stahl(5)	—	—
Mitch Truwit(5)	—	—
Edward J. DiMaria(5)	841,719	*
Michael J. Ricciardelli(5)	324,224	*
Donaldson M. Ross(5)	498,319	*
All current executive officers and directors as a group (12 persons)	9,020,046	*

*	Less than 1% of outstanding Common Stock
(1)

For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding includes (i) 104,740,450 shares outstanding as of April 23, 2014; and (ii) shares issuable by us pursuant to options held by the respective persons which may be exercised within 60 days following April 23, 2014. The shares issuable pursuant to options within 60 days following April 23, 2014 are considered to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The shares issuable by us pursuant to options exercisable within 60 days include: Mr. DiMaria, 412,492 shares; Mr. Ricciardelli, 172,830 shares; Mr. Ross, 183,325 shares; Mr. Kelly, 8,124 shares; Mr. Nelson, 16,242 shares; Mr. Pinola, 17,074 shares; and all executive officers and directors as a group, 1,691,957. The information as to Mr. Evans is as of December 31, 2013, his last day of employment with the Company and service as a member of our Board of Directors. On that date, Mr. Evans had 621,872 shares issuable by us pursuant to exercisable options. As discussed above, on January 8, 2014 and pursuant to his Separation and Consulting Agreement, each of Mr. Evans’s outstanding stock options became fully vested and exercisable as of that date and each of Mr. Evans’s unvested shares of restricted stock became vested and unrestricted as of that date. See “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements—Thomas R. Evans.” Shares of restricted stock are considered to be outstanding and beneficially owned by the person holding such restricted stock. Shares of performance stock are considered to be outstanding and beneficially owned by the person holding such performance shares, with the number of performance shares determined at maximum value. There are 836,856 performance shares held by executive officers at maximum value. The actual number of performance shares that will vest will depend on the Company’s financial performance during the applicable measurement period, and will be 557,903 shares at target value or will be zero shares if the performance threshold is not achieved.
(2)	Ben Holding S.à r.l. is beneficially owned by Apax US VII, L.P. (“Apax US VII Fund”) and Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. (the “Apax Europe VII Funds” and, together, with Apax US VII Fund, “the Apax VII Funds”). Apax Partners, L.P. is an advisor to Apax US VII Fund under an investment advisory agreement with Apax US VII Fund. Apax Partners LLP is an advisor to Apax Partners Europe Managers Limited, the discretionary investment manager to the Apax Europe VII Funds, under separate investment advisory contracts, and does not have the power to direct investments of any of the Apax VII Funds. Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, Apax Europe VII GP L.P. Inc., a Guernsey incorporated limited partnership, Apax US VII GP, Ltd., a Cayman Islands exempted limited company, Apax Europe VII GP Co. Limited, a Guernsey incorporated company, and Apax Partners Europe Managers Limited, a company constituted under English company law, are general partners and/or controlling entities of the Apax VII Funds.

Apax Europe VII GP L.P. Inc., a Guernsey limited partnership, is the general partner of each of the Apax Europe VII Funds. Apax Europe VII GP Co. Limited, a Guernsey company, is the general partner of Apax Europe VII GP L.P. Inc. Apax Partners Europe Managers Ltd, an English company, has been appointed by Apax Europe VII GP L.P. Inc. as discretionary investment manager of the investments of the Apax Europe VII Funds. Apax Europe VII GP Co. Limited and Apax Partners Europe Managers Ltd are responsible for the investments and general administration of the Apax Europe VII Funds. The directors of Apax Europe VII GP Co. Limited are Messrs. Andrew Guille, Jeremy Arnold, David Staples and Stephen Hare and Ms. Denise Fallaize. The directors of Apax Partners Europe Managers Limited are Ian Jones and Martin Halusa.

Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, is the general partner of the Apax US Fund. Apax US VII GP, Ltd., a Cayman Islands exempted limited company, is the general partner of Apax US VII GP, L.P. John F. Megrue, a citizen of the United States, owns 100% of the equity interests of Apax US VII GP, Ltd.

The address of Ben Holding S.à r.l. 1-3 Boulevard de la Foire, l-1528 Luxembourg; the address of Apax Europe VII GP Co. Limited, Apax Europe VII GP L.P. Inc. and the Apax Europe VII Funds is Third Floor, Royal Bank Palace, 1 Glategny Esplanade, St. Peter Port, Guersney X0 GY1 2HY; the address of Apax Partners Europe Managers Limited is 33 Jermyn Street, London, X0 SW1Y 6DN; the address of Apax US VII Fund, Apax US VII GP, L.P. and Apax US VII GP, Ltd. is P.O. Box 908GT, Georgetown, Grand Cayman E9 KY1-9002; the address of John F. Megrue is c/o Apax Partners, L.P., 601 Lexington Avenue, 53rd Floor, New York, NY 10022.

(3)	The information set forth in the table as to Wellington Management Company, LLP and in this footnote is based solely on a report on Schedule 13G filed with the SEC by Wellington Management Company, LLP with the SEC on January 10, 2014. Wellington Management Company, LLP (“Wellington Management”) reported sole voting power over 0 shares of Bankrate Common Stock, shared voting power over 8,404,114 shares of Bankrate Common Stock, sole dispositive power over 0 shares of Bankrate Common Stock and shared dispositive power over 11,569,735 shares of Bankrate Common Stock. Wellington Management reports that these securities are owned by clients of Wellington Management, for which Wellington Management serves as an investment adviser. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.
(4)

The information set forth in the table as to FMR LLC and Edward C. Johnson 3d and in this footnote is based solely on a report on Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2014. The address of FMR LLC and Edward C. Johnson 3d is 245 Summer Street, Boston, Massachusetts 02210. Each of FMR LLC and Edward C. Johnson 3d reported that it is the beneficial owner of 5,289,201 shares of Bankrate Common Stock, including sole dispositive power of all such shares. FMR LLC reported that it has sole power to vote or direct the vote of 2,100 shares of Bankrate Common Stock. Fidelity Management & Research Company (“Fidelity”), 245 Summer Street, Boston, Massachusetts 02210,

a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,286,726 shares of Bankrate Common Stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,286,726 shares owned by the funds. Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,675 shares of Bankrate Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “SelectCo Funds”). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 1,675 shares Bankrate Common Stock owned by the SelectCo Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 800 shares of Bankrate Common Stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934 Act”) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).
(5)	The address of each director and executive officer of Bankrate is c/o Bankrate, Inc., 11760 US Highway One Suite 200, North Palm Beach, FL 33408.
(6)	Includes 3,334 shares held by Mr. Pinola’s spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and any persons who own more than 10% of our common stock to file reports with the SEC with respect to their ownership of common stock. Directors, executive officers and persons owning more than 10% of our common stock are required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, all of our applicable directors, officers and beneficial holders of more than 10% of our common stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2013, except that Mr. DiMaria filed a Form 4 one day late to report an equity award granted in May 2013 due to an error by our filing agent.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted the Bankrate, Inc. Code of Business Conduct and Ethics applicable to all officers, directors and employees. The Code of Business Conduct and Ethics is publicly available on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com. This report reviews the actions taken by the Audit Committee with regard to Bankrate’s financial reporting process during 2013 and particularly with regard to Bankrate’s audited consolidated financial statements as of December 31, 2013 and 2012 and for the three years ended December 31, 2013.

The Audit Committee selects Bankrate’s independent registered public accounting firm and meets with Bankrate’s independent registered public accounting firm to discuss the scope and review the results of the annual audit. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s Charter. The Audit Committee met five times during 2013.

Each of the directors that serves on the Audit Committee is “independent” for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that each member of the Committee has no relationship to Bankrate that may interfere with his independence from Bankrate and its management.

The Audit Committee reviewed Bankrate’s 2013 financial statements and met with both management and Grant Thornton LLP, Bankrate’s independent registered public accounting firm for 2013, to discuss those financial statements. Management represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also received from and discussed the written disclosures and the letter from Grant Thornton LLP required by the Public Company Accounting Oversight Board, and has discussed with Grant Thornton LLP their independence. The Audit Committee also discussed with Grant Thornton LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Oversight Board in Rule 3200 T.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of Bankrate’s audited financial statements in Bankrate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

THE AUDIT COMMITTEE

Richard J. Pinola, Chairman

Bruce Nelson

Michael J. Kelly

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these Acts.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Grant Thornton LLP for the audits of our annual financial statements and the effectiveness of internal controls for the years ended December 31, 2013 and 2012, and fees billed for other services rendered and expenses of Grant Thornton LLP during 2013 and 2012.

	2012	2013
Audit Fees	1,218,069	1,347,199

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q, and services associated with the Company’s debt redemption and offering and in connection with our consummated acquisitions. No other fees were billed in 2012 or 2013 for products and services provided by Grant Thornton LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent accountant. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when appropriate.

All of the audit-related services provided by Grant Thornton LLP to us in 2013 were approved by the Audit Committee by means of specific pre-approvals or otherwise in accordance with the Audit Committee Charter. Grant Thornton LLP did not provide any non-audit services to the Company in 2013.

STOCKHOLDER PROPOSALS

Rules of the SEC require that any proposal by a stockholder for consideration at the 2015 Annual Meeting of Stockholders must be received by us no later than 120 calendar days before the one-year anniversary of the date of our proxy statement released to stockholders in connection with the 2014 Annual Meeting, or December 31, 2014, if it is to be eligible for inclusion in the proxy materials for our 2015 Annual Meeting of Stockholders. However, in the event that we hold our 2015 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2014 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received on Form 10-Q or, if impracticable to do so, by any means reasonably calculated to inform stockholders. Proposals submitted for consideration should be addressed to us at 11760 U.S. Highway One, Suite 200, North Palm Beach, Florida 33408, Attention: Corporate Secretary. Under applicable SEC rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any other business or director nominations before an Annual Meeting of Stockholders, the stockholder must comply with certain conditions set forth in Article II, Sections 12, 13 and 14, of our Second Amended and Restated Bylaws, including delivery of notice to us in sufficient time prior to the Annual Meeting of Stockholders. Pursuant to these provisions, notice of nomination or proposal must be received by us no earlier than 120 days prior, and no later than 90 days prior, to the anniversary of the 2014 Annual Meeting of Stockholders; provided, however, that in the event the date of the 2015 Annual Meeting is more than 30 days earlier or 60 days after the anniversary of the 2014 Annual Meeting of Stockholders, then notice must be received no earlier than 120 days prior, and no later than 90 days prior, to the 2015 Annual Meeting of Stockholders or, if the first public announcement of the date of the 2015 Annual Meeting is less than 100 days prior to such meeting, notice must be received not later than the close of business on the 10th day following the day on which such public announcement was made.

HOUSEHOLDING

If you and other persons in your household own shares of our Common Stock as the beneficial owner, your broker or bank may have given notice that your household will receive only one copy of our annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable. This practice is known as “householding.” Unless you responded to that notice that you did not wish to participate in householding, you would be deemed to have consented to participating, and only one copy of our annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, would be sent to your address. This procedure reduces our printing costs and postage fees.

Any stockholder who wishes to receive his or her own set of our annual reports and proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, or who shares an address with another stockholder of Bankrate and together would like to receive only one set of annual disclosure documents, should contact us at 11760 U.S. Highway One, Suite 200, North Palm Beach, Florida 33408, Attention: Corporate Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). You can also reach us at (561) 630-2400. The revocation of consent to householding should be effective 30 days after the notice is received.

By Order of the Board of Directors,

James R. Gilmartin

Vice President, General Counsel and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
BANKRATE, INC. 11760 U.S. HIGHWAY ONE, SUITE 200 NORTH PALM BEACH, FL 33408	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M75262-Z63272	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANKRATE, INC.
The Board of Directors recommends you vote FOR Proposals 1 and 2.

1.	To elect three (3) directors to the Board of Directors:	For	Withhold

Nominees:

	1a. Peter C. Morse	☐	☐

	1b. Christian Stahl	☐	☐

	1c. Mitch Truwit	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M75263-Z63272

Bankrate, Inc. Annual Meeting of Stockholders on June 18, 2014 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2014, and does hereby appoint Kenneth S. Esterow, Edward J. DiMaria and James R. Gilmartin, and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as indicated on the reverse side, all the shares of Common Stock, par value $0.01 per share, of Bankrate, Inc. held of record by the undersigned on April 23, 2014 at the Annual Meeting of Stockholders to be held on June 18, 2014, and any adjournment(s) or postponements(s) thereof, and with discretionary authority as to any and all other matters that may properly come before the meeting.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure the shares held in your account are represented at the meeting by promptly returning your proxy in the enclosed envelope, or by voting via the Internet or telephone, as described on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” Proposals 1 and 2 as described in the Proxy Statement. The Proxies are authorized to vote in accordance with their judgement upon all such other matters as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side